Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5516

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

BASIC ENERGY SERVICES

APPOINTS NEW DIRECTOR

MIDLAND, Texas - December 21, 2005 – Basic Energy Services, Inc. (NYSE: BAS) today announced the appointment of Mr. Thomas P. Moore, Jr. as a Director on its Board of Directors effective December 16, 2005.

Mr. Moore retired from his position at State Street Global Advisors in July 2005, where he had served as a Senior Principal, the head of Global Fundamental Strategies, and a member of the Senior Management Group since 2001.  Mr. Moore is a Chartered Financial Analyst and currently serves as a director of several privately-held companies.  Mr. Moore holds an M.B.A. degree from Harvard Business School.

 Mr. Moore has been appointed to serve as Chairman of the Company’s Audit Committee and to serve on the Nominating and Corporate Governance Committee.  Mr. Moore will serve as a Class III Director and will stand for election at the Company’s annual meeting of stockholders scheduled to be held in 2008.  After Mr. Moore’s appointment, the Company’s Board will have eight directors, four of whom have been determined by the Board to be independent directors (as determined in accordance with the New York Stock Exchange’s independence requirements).

Basic Energy Services, with a fleet of more than 300 well servicing rigs, provides a range of well site services to oil and gas drilling and producing companies throughout the major oil and gas regions in Texas, Louisiana, Oklahoma, New Mexico, Louisiana and the Rocky Mountain States.

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